MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

                     EXHIBIT 11 - COMPUTATION OF NET INCOME
                         PER SHARE (in thousands, except
                               per share amounts)


                                                        Three Months Ended
                                                              June 30
                                                        ------------------
                                                         1996        1995
                                                        -------    --------

Net income                                              $ 6,686    $ 11,503
                                                        =======    ========

Weighted average shares:
     Common shares outstanding                           34,482      33,511

     Common equivalent shares
         representing shares issuable
         upon exercise of stock options1                  1,800       2,697
                                                        -------    --------

              Total weighted average
                  shares - primary                       36,282      36,208
                                                        =======    ========


     Incremental common equivalent
         shares (calculated using the
         higher of end of period or
         average market value)2                            (49)         310
                              -                         ------     --------

              Total weighted average
                  shares - fully diluted                 36,233      36,518
                                                        =======    ========

Primary net income per common and
     common equivalent share                            $  0.18    $   0.32
                                                        =======    ========

Fully diluted net income per common
     and common equivalent share                        $  0.18   $    0.32
                                                        =======   =========



- --------
1 Amount calculated using the treasury stock method and fair market values for stock.
2    This  calculation  is  submitted in  accordance  with  Regulation  S-K Item
     601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
                                       23